                                                            Exhibit 23-1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Halliburton Company:

We consent to the incorporation by reference in the registration statements (Nos. 33-65772, 333-32731, 333-74408, 333-110035, 333-120646 and 333-120652) on Form S-3, (No. 333-110420) on Form S-4 and (Nos. 33-54881, 333-40717, 333-37533, 333-13475, 333-65373, 333-55747, 333-83223, 333-45518, 333-73046, 333-76496, 333-91058, and 333-86080) on Form S-8 of Halliburton Company of our reports dated February 25, 2005, with respect to the consolidated balance sheets of Halliburton Company as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Halliburton Company.

Our report contains an explanatory paragraph that states the Company changed the composition of its reportable segments in 2004 and 2003, as described in Note 5 to the consolidated financial statements. The amounts in the 2003 and 2002 consolidated financial statements related to reportable segments have been restated to conform to the 2004 composition of reportable segments.

/s/ KPMG LLP

Houston, Texas
February 25, 2005